EXHIBIT 99.2

FOR IMMEDIATE RELEASE	Contact:	Robert Kirkman, MD Chief Business Officer & VP Xcyte Therapies, Inc. (206) 262-6219

XCYTE THERAPIES, INC. APPOINTS CHRISTOPHER HENNEY AS CHAIRMAN OF

THE BOARD OF DIRECTORS

Seattle, WA-March 22, 2005 - Xcyte Therapies, Inc. (Xcyte, the “Company”) (Nasdaq: XCYT) announced today that Christopher Henney, Ph.D., has been appointed as the Chairman of the Board of Directors, effective March 21, 2005.

“We are delighted to have Chris Henney join us as Chairman,” said Ron Berenson, M.D., President and Chief Executive Officer, Xcyte Therapies. “Chris has a proven track record of helping to build several successful biotechnology companies. He brings over twenty years of scientific, clinical and business experience in biotechnology in general and cell-based immunotherapy in particular. We are confident that this experience will prove invaluable to Xcyte.”

Dr. Henney was Chairman, Chief Executive Officer and a Director of Dendreon Corporation, at various times from 1995 through 2004. Henney co-founded ICOS Corporation, where he served as Executive Vice President, Scientific Director and Director from 1989 to 1995. Previously, Henney co-founded Immunex Corporation, where he held various positions, including Director, Vice Chairman and Scientific Director. He is a widely-published immunologist, who received a D.Sc. for his contributions to Immunology, a Ph.D. in Experimental Pathology and a B.Sc. with honors, from the University of Birmingham, England. Dr. Henney currently serves on the board of directors of two other public companies, Biomira Inc. of Edmonton, Canada, and Bionomics Ltd. of Adelaide, Australia.

“This is a very exciting time to be joining Xcyte,” said Dr. Henney. “The Company is poised to become a leading company in the emerging field of cell-based immunotherapy. Led by one of the pioneers in cell therapy, Ron Berenson, Xcyte has a strong team with extensive experience in the development, manufacturing and commercialization of cell and immunotherapy products. The Company is preparing to begin its late-stage trial of Xcellerated T Cells in patients with chronic lymphocytic leukemia. Xcyte’s preclinical work in HIV is intriguing, and I believe this represents a great opportunity for the Company. I am very much looking forward to helping management realize the value in Xcyte’s accomplishments and assets.”

Xcyte Therapies, Inc. is a biotechnology company developing a new class of therapeutic products designed to enhance the body’s natural immune responses to treat cancer, infectious diseases and other medical conditions associated with weakened immune systems. Xcyte derives its therapeutic products from a patient’s own T cells, which are cells of the immune system that orchestrate immune responses and can detect and eliminate cancer cells and infected cells in the body. Xcyte uses its patented and proprietary Xcellerate™ Technology to generate activated T cells, called Xcellerated T Cells™, from blood that is collected from the patient. Activated T cells are T cells that have been stimulated to carry out immune functions. The Xcellerate™ Technology is designed to rapidly activate and expand the number of the patient’s T cells outside of the body. Xcyte is currently conducting clinical trials of Xcellerated T Cells™ in patients with chronic lymphocytic leukemia, non-Hodgkin’s lymphoma, and multiple myeloma.

Xcyte™, Xcyte Therapies™, Xcellerate™ and Xcellerated T Cells™ are trademarks of Xcyte Therapies, Inc.